Exhibit 99.1

Signature Page

	By:	/s/ Victor Manuel Gutierrez Lopez
Victor Manuel Gutierrez Lopez
Attorney-in-Fact*
March 16, 2026
Patrick Slim Domit

* See the Power of Attorney for Mr. Patrick Slim Domit, which is filed as exhibit to the Schedule 13D/A filed by Mr. Carlos Slim Helú, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. María Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit, Ms. Johanna Monique Slim Domit and Control Empresarial with the SEC on March 4, 2026 in connection with their beneficial ownership of shares of Class A Common Stock, $0.001 par value per share of PBF Energy Inc., is hereby incorporated herein by reference.